Exhibit 99:

Yadkin Valley Bank and Trust Company, Elkin, North Carolina (Nasdaq: YAVY) and
Main Street BankShares, Inc., Statesville, North Carolina (OTC Bulletin Board: MSBS)
Announce Definitive Agreement for Merger

Elkin and Statesville, North Carolina, April 9, 2002 – James N. Smoak, President and CEO of Yadkin Valley Bank and Trust Company, Elkin, North Carolina, and William A. Long, President and CEO of Main Street BankShares, Inc. , Statesville, North Carolina, announced today that the definitive agreement between Yadkin Valley Bank and Trust Company and Main Street BankShares, Inc. has been executed.

     Regulatory applications for approval of the merger are pending. A special shareholders meeting of the Yadkin Valley Bank shareholders will be called to consider the merger and the Main Street BankShares, Inc. shareholders will consider the merger at their regular annual meeting. Final approvals of the merger are anticipated by the end of July 2002.